U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

________________________________________________________________________________
1.   Name and Address of Reporting Person*

        Gutierrez                     Carlos              M.
--------------------------------------------------------------------------------
   (Last)                           (First)             (Middle)
        One Kellogg Square
        PO Box 3599
--------------------------------------------------------------------------------
                                    (Street)

        Battle Creek                    MI              49016-3599
--------------------------------------------------------------------------------
   (City)                           (State)              (Zip)


________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

                 Kellogg Company (K)

________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)



________________________________________________________________________________
4.   Statement for Month/Year

                 February 21, 2003

________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)


________________________________________________________________________________
6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [X]  Director                             [X]  10% Owner
     [X]  Officer (give title below)           [_]  Other (specify below)
     Chairman of the Board, Chief Executive Officer
     Co-Trustee of trust holding more than 10% of common stock(1)
________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check applicable line)

     [X]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person
________________________________________________________________________________


================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------

Common Stock
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                                                                                     128,922.322       D      (3)
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                 58,669.388        I     By Spouse
                                                                                                                         in Trust
                                                                                                                         (3)
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                 7,772.6945        I     By 401(k)
                                                                                                                         Profit
                                                                                                                         Sharing
                                                                                                                         Plan(2)
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                 4,814.42          I     By Spouse
                                                                                                                         as
                                                                                                                         Custodian
                                                                                                                         (3)
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                 2,407.21          I     By Adult
                                                                                                                         Child
                                                                                                                         Living at
                                                                                                                         Home (3)
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

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====================================================================================================================================

*    If the Form is filed by more than one  Reporting  Person,  see  Instruction
     4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                            (Print or Type Response)                      (Over)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------

Stock Option     $50.125                                    8/7/98  3/14/07   Common    40,024           40,024      D
                                                                              Stock
------------------------------------------------------------------------------------------------------------------------------------
Stock Option     $50.125                                    8/7/97  1/21/04   Common    1,550            1,550       D
                                                                              Stock
------------------------------------------------------------------------------------------------------------------------------------
Stock Option     $44.9375                                   2/3/98  1/20/05   Common    23,480           23,480      D
                                                                              Stock
------------------------------------------------------------------------------------------------------------------------------------
Stock Option     $44.9375                                   2/3/98  1/21/04   Common    11,092           11,092      D
                                                                              Stock
------------------------------------------------------------------------------------------------------------------------------------
Stock Option     $44.9375                                   2/3/98  1/21/04   Common    3,848            3,848       D
                                                                              Stock
------------------------------------------------------------------------------------------------------------------------------------
Stock Option     $44.9375                                   2/3/98  3/15/06   Common    41,589           41,589      D
                                                                              Stock
------------------------------------------------------------------------------------------------------------------------------------
Stock Option     $43.9375                                   3/13/99 3/13/08   Common    70,000           70,000      D
                                                                              Stock
------------------------------------------------------------------------------------------------------------------------------------
Stock Option     $43.9375                                   3/13/99 3/13/08   Common    13,505           13,505      D
                                                                              Stock
------------------------------------------------------------------------------------------------------------------------------------
Stock Option     $40.1875                                   6/23/99 6/23/08   Common    40,000           40,000      D
                                                                              Stock
------------------------------------------------------------------------------------------------------------------------------------
Stock Option     $34.625                                    1/4/00  1/4/09    Common    80,000           80,000      D
                                                                              Stock
------------------------------------------------------------------------------------------------------------------------------------
Stock Option     $40.4063                                   2/2/99  3/15/06   Common    3,037            3,037       D
                                                                              Stock
------------------------------------------------------------------------------------------------------------------------------------
Stock Option     $27.425                                    2/16/02 2/16/11   Common    150,948          150,948     D
                                                                              Stock
------------------------------------------------------------------------------------------------------------------------------------
Stock Option     $29.825                                    7/31/01 1/31/10   Common    103,232          103,232     D
                                                                              Stock
------------------------------------------------------------------------------------------------------------------------------------
Stock Option     $29.925                                    7/31/01 1/31/10   Common    8,895            8,895       D
                                                                              Stock
------------------------------------------------------------------------------------------------------------------------------------
Stock Option     $33.345                                    2/19/02 1/31/01   Common    37,020           37,020      D
                                                                              Stock
------------------------------------------------------------------------------------------------------------------------------------
Stock Option     $33.345                                    2/19/03 1/31/01   Common    106,579          106,579     D
                                                                              Stock
------------------------------------------------------------------------------------------------------------------------------------
Stock Option(4)  $34.635                                    2/22/03 2/22/12   Common    550,000          550,000     D
                                                                              Stock
------------------------------------------------------------------------------------------------------------------------------------
Stock Option     $34.07                                     8/19/02 2/16/11   Common    162,564          162,564     D
                                                                              Stock
------------------------------------------------------------------------------------------------------------------------------------
Stock Option     $31.485                                    2/19/03 2/16/11   Common    179,774          179,774     D
                                                                              Stock
------------------------------------------------------------------------------------------------------------------------------------
Stock Option(5)  $31.18    2/21/03   A   460,000            2/21/04 2/21/13   Common    460,000          460,000     D
                                                                              Stock
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                         2,087,137
====================================================================================================================================

Explanation of Responses:
(1) Filer hereby disclaims beneficial ownership of shares held by the W. K. Kellogg Foundation Trust
(2)  As of 12/31/02.
(3)  Excludes dividends reinvested after 12/31/02.
(4) The option became exercisable in two equal annual installments beginning February 22, 2003.
(5) The option becomes exercisable in two equal annual installments beginning February 21, 2004.



     /s/ James K. Markey                                   February 25, 2003
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date
    James K. Markey, Attorney-in-fact

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


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